Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board
Members"). The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members, (2) Agreement and Plan Reorganization and (3) Revise Fundamental Investment Policies.

Proposal 1: Election of Board Members+
                         Broker
Item Voted On   Votes For      Votes Against  Abstentions   Non-
Votes

Nominees:
Paul R. Ades         198,044,907.619     3,826,021.682      0.000
0.000
Andrew L. Breech     198,150,052.267     3,720,877.034      0.000
0.000
Dwight B. Crane           198,038,410.122     3,832,519.179
0.000     0.000
Robert M. Frayn, Jr.      198,011,990.552     3,858,938.749
0.000     0.000
Frank G. Hubbard     198,067,246.697     3,803,682.604      0.000
0.000
Howard J. Johnson    198,029,734.835     3,841,194.466      0.000
0.000
David E. Maryatt     198,033,142.196     3,837,787.105      0.000
0.000
Jerome H. Miller     198,058,965.252     3,811,964.049      0.000
0.000
Ken Miller           198,125,019.889     3,745,909.412      0.000
0.000
John J. Murphy       197,960,517.593     3,910,411.708      0.000
0.000
Thomas F. Schlafly   198,049,348.082     3,821,581.219      0.000
0.000
Jerry A. Viscione    198,112,858.443     3,758,070.858      0.000
0.000
R. Jay Gerken, CFA   197,866,002.710     4,004,926.591      0.000
0.000

+Board Members are elected by the shareholders of all of the series of the
Company of which the Fund is a series.

Proposal 1: Agreement and Plan or Reorganization

                                              Broker
Item Voted On   Votes For      Votes Against   Abstentions     Non-
Votes
Agreement and Plan of
Reorganization    140,958,919.870   2,060,250.248      3,456,121.876
30,709,336.000
Funds


Proposal 2: Revise Fundamental Investment Policies.

                                             Broker
Items Voted On      Votes For          Votes Against
Abstentions    Non-Votes

Borrowing
Money              112,225,526.676  20,701,129.342  3,558,635.976
30,709,336.000
Underwriting       122,403,057.896  20,444,228.985  3,628,005.113
30,709,336.000
Lending            122,254,033.121  20,695,351.251  3,525,907.622
30,709,336.000
Issuing Senior
Securities         122,399,337.746  20,542,172.374  3,533,781.874
30,709,336.000
Real Estate        122,512,009.317  20,432,165.249  3,531,117.428
30,709,336.000
Commodities        122,250,700.528  20,662,801.326  3,561,790.140
30,709,336.000
Concentration      122,317,875.715  20,540,200.715  3,617,215.564
30,709,336.000
Diversification    122,248,198.714  20,703,869.959  3,523,223.321
30,709,336.000
Non-Fundamental    138,797,873.741   4,003,013.908  3,674,404.345
30,709,336.000